Exhibit 23.2
                                                                    ------------




                          Independent Auditors' Consent
                          -----------------------------


The Board of Directors
Air Methods Corporation:

We consent to the use of our reports dated February 25, 2002, with respect to the consolidated balance sheets of Air Methods Corporation as of December 31, 2001 and 2000, and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 2001, and related consolidated financial statement schedule II, included herein and to the reference to our firm under the heading "Experts" in the prospectus.


/s/  KPMG LLP

KPMG LLP

Denver, Colorado
January 22, 2003



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